Exhibit 99.1

The Middleby Corporation Reports Record Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 6, 2008--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the third quarter ended September 27, 2008. Net earnings for the third quarter were $16,290,000 or $0.96 per share on net sales of $166,472,000 as compared to the prior year third quarter net earnings of $14,056,000 or $0.83 per share on net sales of $135,996,000. Net earnings for the nine months ended September 27, 2008 were $46,588,000 or $2.72 per share on net sales of $500,868,000 as compared to net earnings of $37,358,000 or $2.22 per share on net sales of $354,939,000 in the prior year first nine months.

2008 Third Quarter Financial Highlights

  The company announced it entered into an agreement to acquire Turbochef Technologies, Inc., the leader in high speed cooking applications, for a combination of $3.67 in cash and 0.0486 shares of Middleby common stock per TurboChef share. The implied value per TurboChef share was $6.47 based on the closing price of Middleby’s common stock as of August 11, 2008. The transaction is subject to a number of closing conditions.
  Earnings per share increased 16% to $0.96 from $0.83.
  Net sales rose 22.4% in the third quarter reflecting the impact of five acquisitions completed in the last year. Excluding the impact of acquisitions, sales declined 1.4% during the third quarter. Sales at the food processing group increased by 1.4% as compared to the prior year third quarter resulting from increased sales of new products. This increase in sales at the food processing group was offset by a 1.9% reduction in sales at the commercial foodservice group. Sales growth at the commercial foodservice group included an increase in international sales which rose 14.1% as compared to the prior year quarter. Sales at both the food processing group and the commercial foodservice group were impacted by the disruption in the financial markets, which caused a sudden drop in orders late in the third quarter.
  Operating income increased by 21.7% to $30,952,000 from $25,424,000. The increase in operating profits reflects the impact of acquisitions completed over the past year.
  Depreciation and amortization included in the 2008 third quarter operating income amounted to $3,130,000 million as compared to $2,103,000 million in the third quarter of 2007. Depreciation and amortization associated with the Star, Giga and Frifri acquisitions completed in fiscal 2008 amounted to $1,453,000 million in the 2008 third quarter.

  Net interest expense increased to $3,168,000 in the third quarter as compared to $1,621,000 in the prior year quarter due to increased levels of debt to fund acquisition activities.
  Total debt at the end of the 2008 third quarter amounted to $257,653,000 as compared to $274,573,000 at the end of the second quarter 2008 and $96,197,000 at the end of the 2007. Net borrowings were increased during the first nine months to fund the acquisition of Star, Giga and Frifri and the Middleby share repurchase program.

Selim A. Bassoul Chairman and Chief Executive Officer said, “Business conditions in the foodservice equipment industry became more difficult in the third quarter as heightened concerns on the general economy caused a deferral of orders and the disruption in the financial markets impacted our customers’ ability to finance equipment purchases. We saw a sudden order decline late in the third quarter that will impact our fourth quarter.”

Mr. Bassoul continued, “We have been taking measures to reduce costs and adjust our business to lower business volumes in the short-term. Additionally, we are beginning to see some relief in the cost of steel which we anticipate will benefit the future quarter and next year. In addition to short-term cost containment initiatives, we are continuing to focus on acquisition integration initiatives and other strategic measures which should improve long-term profitability of the company.”

Bassoul further commented, “While we believe the business environment will continue to be difficult as we enter 2009, we continue to be excited about the opportunities to realize synergies from the acquisitions completed over the past several years. We have made significant improvement in profitability at these companies and are just beginning to focus on opportunities to better coordinate our selling efforts amongst the Middleby brands. We believe by leveraging our infrastructure across the brands we can increase our product penetration in existing customer accounts, while at the same time better control our selling and distribution costs.”

Mr. Bassoul concluded, “We also continue to be excited about our new product introductions which continue to attract significant interest from our restaurant chain customers. We anticipate we will begin to see sales of our new Hydrovection oven early in 2009. Other products such as the Mini-WOW! Conveyor Oven and the Rocket Fryer we anticipate will also gain momentum next year.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Friday, November 7 and can be accessed by dialing (866) 551-3680 and providing conference code 4470780# or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 236512#. A transcript of the call will also be posted to the company's website.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2008	3rd Qtr, 2007	3rd Qtr, 2008	3rd Qtr, 2007
Net sales	$ 166,472	$ 135,996	$ 500,868	$ 354,939
Cost of sales	101,735	84,600	310,221	217,552

Gross profit	64,737	51,396	190,647	137,387

Selling & distribution expenses	16,822	13,507	49,743	36,575
General & administrative expenses	16,962	12,465	51,443	35,380

Income from operations	30,953	25,424	89,461	65,432

Interest expense and deferred financing amortization, net	3,168	1,621	9,910	4,138
Other (income), net	850	(316)	1,798	(1,053)

Earnings before income taxes	26,935	24,119	77,753	62,347

Provision for income taxes	10,645	10,063	31,165	24,989

Net earnings	$ 16,290	$ 14,056	$ 46,588	$ 37,358

Net earnings per share:

Basic	$ 1.02	$ 0.89	$ 2.91	$ 2.39

Diluted	$ 0.96	$ 0.83	$ 2.72	$ 2.22
Weighted average number shares:

Basic	15,911	15,743	15,985	15,632

Diluted	17,017	16,934	17,143	16,857

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s) (Unaudited)

	Sep. 27, 2008	Dec. 29, 2007
ASSETS

Cash and cash equivalents	$ 7,027	$ 7,463
Accounts receivable, net	91,633	73,090
Inventories, net	94,360	66,438
Prepaid expenses and other	9,697	10,341
Prepaid taxes	7,627	17,986
Current deferred tax assets	14,788	11,095
Total current assets	225,132	186,413

Property, plant and equipment, net	44,562	36,774

Goodwill	248,779	134,800
Other intangibles	125,726	52,581
Other assets	3,836	3,079

Total assets	$ 648,035	$ 413,647

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 7,803	$ 2,683
Accounts payable	34,377	26,576
Accrued expenses	98,535	95,581
Total current liabilities	140,715	124,840

Long-term debt	249,850	93,514
Long-term deferred tax liability	20,856	2,568
Other non-current liabilities	18,847	9,813

Stockholders’ equity	217,767	182,912

Total liabilities and stockholders’ equity	$ 648,035	$ 413,647

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer
(847) 429-7744